Exhibit 10.23

MANAGEMENT AGREEMENT

This Agreement entered into between Vesta County Mutual Insurance Company of Dallas, Texas (the “Company”) and Vesta Management Corporation of Texas (the “Manager”), a Texas corporation and a wholly owned subsidiary of Vesta Insurance Group, Inc., a Delaware company.

WITNESSETH

1. Company does hereby grant Manager global authority to act as manager of the Company pursuant to the terms and conditions hereof, and Manager accepts such authority and agrees to perform all such authority, as well as the express duties contained herein, in a reasonable and prudent manner and to comply with all the laws, rules, and regulations of the State of Texas and the Texas Department of Insurance with respect thereto. Manager’s authority as manager of Company, shall be complete and without limitation, except for any authority which must by law be retained by Company. Manager’s authority shall include, but not be limited to, the preparing and filing of all reports, returns, and documents required by law, appointing of local agents and general agents, entering into agency agreements on behalf of Company, paying expenses and taxes (including premium taxes and all federal and state income taxes) on behalf of Company, or with Company funds, preparing and filing annual convention statements, performing all accounting and bookkeeping functions, performing underwriting and claims services, and, generally, performing any and all acts which are necessary to operate and manage Company on a day to day basis. In consideration of the foregoing, Company agrees to pay to Manager an amount equal to the net earnings of the Company, less investment income of the Company, after accounting for and reserving for any taxes or liabilities of the Company, taking into consideration the Company’s minimum surplus requirements and reserves required for the business retained by the Company net of reinsurance. Such payments of the Company’s net earnings, less investment income, may be paid monthly on an estimated basis with the final calculations to be made at the end of the calendar year. Monthly payments may be made at any time within 120 days following each month and the payment for the annual settlement between Manager and Company will occur after final calculations are made. Investment income of the Company shall be paid to Manager annually as soon as reasonably possible after Company’s Annual Statement has been filed with the Texas Department of Insurance for the previous calendar year, provided that prior to making such payment, Company shall give prior notice to the Commissioner of Insurance of its intent to make such payment pursuant to Article 21.49-1 §4(d) (2) of the Texas Insurance Code. Notwithstanding any other provision hereof, compensation to Manager shall be reduced to the extent necessary, if at all, so that the Company will maintain at all times at least the minimum surplus required by law.

2. The Company or its designated representatives shall have free access at any reasonable time to all records of Manager which pertain in any way to this Agreement.

3. This Agreement shall continue from its effective date until terminated by mutual agreement of the parties, or by Manager with good cause upon thirty (30) days notice to Company, or by Company with good cause upon thirty (30) days notice to Manager. The term “good cause” pursuant hereto shall mean the failure or refusal of a party hereto (other than the terminating party) to act in accordance with its agreement hereunder if such failure or refusal is unreasonable and is materially adverse to the interests of the terminating party. It is provided, however, that there shall be a reasonable period in which to cure any matter designated as good cause for termination, such period to begin running upon receipt of the terminating party’s notice of termination for good cause. Failure to cure such matter within such reasonable period shall cause the termination of this Agreement. “Reasonable period” as used herein shall be presumed, in the absence of justification, to be thirty (30) days. In the event of termination of this Agreement for any reason whatsoever, the parties shall account for and pay one another all amounts due or to become due in accordance with the terms and agreements hereof. Notice shall be deemed to have occurred by actual delivery to the party receiving notice at its home office or by the mailing of notice to such party, properly addressed to its home office, by certified or registered mail.

4. Manager agrees to conduct its duties herein in a lawful manner and to comply with all laws and regulations governing its actions which are within the scope of this Agreement.

5. This Agreement shall be deemed a Texas contract and construed in accordance with the laws of the State of Texas.

6. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns, or legal representatives of the parties hereto.

7. In the event any provision hereof is contrary to any law or regulation governing the parties hereto, such provision shall be modified if possible to conform to any such contrary statute or regulation so as to accomplish the intention of the parties as nearly as possible.

8. This Agreement shall supersede any prior Management Agreement between Ranger County Mutual Insurance Company and Ranger General Agency, Inc., and its predecessors and assignors.

9. This Agreement having been approved by the Company’s policyholders and having been filed with the Commissioner of Insurance of the State of Texas pursuant to Article 21.49-1 §4 or §5 of the Texas Insurance Code, the Commissioner has issued his “No Action” letter dated January 21, 1997, thereby authorizing this Agreement to take effect.

10. This Agreement shall be deemed effective January 22, 1997 at 12:01 a.m. C.S.T.

Executed as of January 22, 1997.

Vesta County Mutual Insurance Company

By:	/s/ [Signature Illegible]
Its:	Senior Vice President

Vesta Management Corporation of Texas

By:	/s/ [Signature Illegible]
Its:	Executive Vice President

ASSIGNMENT OF MANAGEMENT AGREEMENT

OF MERCURY COUNTY MUTUAL INSURANCE COMPANY

(Formerly known as Elm County Mutual Insurance Company

and Vesta County Mutual Insurance Company)

This Assignment of the Management Agreement dated January 22, 1997 (the “Management Agreement”) of Mercury County Mutual Insurance Company (“MCM”) is made by Mercury General Corporation (“MGC”) in favor of Mercury Insurance Services, LLC (“MISLLC”).

MGC hereby assigns the Management Agreement to MISLLC effective the 1st day of July, 2002 and MISLLC hereby accepts such assignment and assumes all of the rights and obligations of MGC under the Management Agreement.

MCM joins herein by duly adopted resolution of the Board of Directors of MCM to approve and ratify the assignment of the Management Agreement by MISLLC.

Whereas, the parties have executed this Assignment on the 6th day of June, 2002.

MERCURY GENERAL CORPORATION

By:	/s/ Gabe Tirador
Its:	President

MERCURY COUNTY MUTUAL INSURANCE COMPANY

By:	/s/ George Joseph
Its:	President

MERCURY INSURANCE SERVICES, LLC

By:	/s/ Gabe Tirador
Its:	President